Exhibit 99.1

Clearway Energy, Inc. Reports Third Quarter 2020 Financial Results

•Signed agreements with Clearway Group (CEG) to acquire the Repowered 160 MW Langford Wind Project
•Acquired CEG’s residual interest in the Distributed Generation Partnerships, including an associated SREC contract
•Received offer from CEG to invest in, inclusive of CEG’s interest in Mesquite Star, a 1.6 GW renewable project partnership
•Raised $120 million of new corporate capital through the refinancing of non-recourse project debt and additional equity under the ATM program
•Increasing the quarterly dividend by 1.8% to $0.318 per share in the fourth quarter of 2020; Reiterating Clearway’s long term annual dividend growth target of 5-8%, with upper end in 2021
•Reaffirming 2020 financial guidance, updating pro forma CAFD outlook and initiating 2021 financial guidance

PRINCETON, NJ — November 5, 2020— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported third quarter 2020 financial results, including Net Income of $42 million, Adjusted EBITDA of $312 million, Cash from Operating Activities of $257 million, and Cash Available for Distribution (CAFD) of $171 million.

"While the Company’s current year financial outlook has primarily been impacted by challenging renewable energy conditions in part due to the severe fires on the west coast and modest volumetric changes at the Thermal segment related to COVID-19, the prospects for long term growth at Clearway remain robust,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “With the new transactions announced today, Clearway has now committed to nearly $450 million in new investments during the year. When combined with the Company's available capital resources, including the now released cash from the PG&E related projects and $120 million of newly raised corporate capital, the Company can execute upon this growth in an efficient and accretive manner. This affords us the flexibility to meet our long term 5-8% annual dividend growth target, including the upper end through next year. In addition, and as we look beyond next year, we continue to engage with CEG on new opportunities, including today’s announcement of a new drop down offer for an investment in a 1.6 GW project partnership which will lead to further sustained dividend growth.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net Income/ (Loss)

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/20	9/30/19	9/30/20	9/30/19
Conventional	48	41	97	97
Renewables	34	6	(26)	(70)
Thermal	1	5	4	(5)
Corporate	(41)	(17)	(64)	(70)
Net Income/ (Loss)	42	35	11	(48)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/20	9/30/19	9/30/20	9/30/19
Conventional	107	85	293	230
Renewables	196	201	536	503
Thermal	16	18	45	50
Corporate	(7)	(4)	(21)	(14)
Adjusted EBITDA	$312	$300	$853	$769

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Nine Months Ended
($ millions)	9/30/20	9/30/19	9/30/20	9/30/19
Cash from Operating Activities	$257	$224	$441	$374
Cash Available for Distribution (CAFD)[1]	$171	$177	$265	$232

For the third quarter of 2020, the Company reported Net Income of $42 million, Adjusted EBITDA of $312 million, Cash from Operating Activities of $257 million, and CAFD of $171 million. Net Income increased versus the third quarter of 2019 primarily due to higher Adjusted EBITDA and lower non-cash changes to the fair value of interest rate swaps, offset in part by higher income tax expense. Third quarter Adjusted EBITDA results were higher than 2019 primarily due to the acquisitions of Carlsbad and Hawaii Solar Phase I which was partially offset by weaker renewable energy resources versus last year. In the third quarter, CAFD results were lower than 2019 primarily due to corporate interest payments from the refinancing of the 2024 Senior Notes and the issuance of the 2028 Senior Notes. This was partially offset by higher Adjusted EBITDA versus last year.

COVID-19 Update

Due to the COVID-19 pandemic, the Company has implemented measures and developed corporate and regional response plans to protect its employees and to maintain safe and reliable operations at its facilities. Based on its experience year to date, the Company does not currently anticipate any material impact to its financial conditions resulting from the pandemic, however it has seen some degradation in volumetric sales at certain Thermal locations. The Company is currently anticipating that there will continue to be lower volumetric sales at the Thermal segment through 2021.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Nine Months Ended
	9/30/20	9/30/19	9/30/20	9/30/19
Conventional Equivalent Availability Factor[2]	98.9%	99.4%	94.3%	93.8%
Renewables Generation Sold (MWh)[3]	1,815	1,786	5,746	5,183
Thermal Generation Sold (MWh/MWht)	483	605	1,521	1,776

In the third quarter of 2020, availability at the Conventional segment was lower than the third quarter of 2019 but in line with internal expectations. Generation in the Renewables segment during the third quarter of 2020 was 2% higher than the third quarter of 2019 due to growth investments. This was partially offset by weaker renewable energy conditions versus the third quarter of 2019. Thermal generation was 20% lower during the third quarter of 2020 versus last year primarily due to the disposition of Energy Center Dover and a decline in volumetric sales in part due to COVID-19 related impacts.

1 Includes adjustments to reflect CAFD generated by unconsolidated investments that were unable to distribute project dividends due to the PG&E bankruptcy as of June 30, 2020
2 Excludes unconsolidated projects
3 Generation sold excludes MWh that are reimbursable for economic curtailment

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	9/30/2020	12/31/2019
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$183	$30
Subsidiaries	176	125
Restricted Cash:
Operating accounts	74	129
Reserves, including debt service, distributions, performance obligations and other reserves	104	133
Total Cash	$537	$417
Revolving credit facility availability	436	425
Total Liquidity	$973	$842

Total liquidity as of September 30, 2020 was $973 million, which was $131 million higher than as of December 31, 2019 primarily due to the release of previously restricted distributions from unconsolidated investments impacted by the PG&E bankruptcy, proceeds raised through corporate financings, distributions from non-recourse refinancings, and the proceeds from the residential solar portfolio divestiture. This increase was in part offset by the execution of growth investments during the year and the redemption of the remaining balance of the 2024 Senior Notes and 2020 Convertible Notes in the first half of 2020. During the third quarter of 2020, the Company entered into waiver agreements with the lenders to the respective financing agreements impacted by the PG&E bankruptcy which have cured the defaults related to the PG&E bankruptcy. As of October 31, 2020, all previously restricted distributions were paid out of distribution reserve accounts at subsidiaries affected by the PG&E bankruptcy.

The Company's liquidity includes $178 million of restricted cash as of September 30, 2020. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of September 30, 2020, these restricted funds were comprised of $74 million designated to fund operating expenses, approximately $46 million designated for current debt service payments, and $28 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $30 million is held in distribution reserve accounts.

Potential future sources of liquidity include excess operating cash flow, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate debt and equity financings.

Growth Investments

Purchase of Repowered Langford Wind Project

On November 2, 2020, the Company entered into agreements with Clearway Energy Group (CEG) to acquire 100% of the cash equity interests in Langford Wind, a 160 MW asset in West Texas under repowering, which will close concurrent with the achievement of commercial operations currently expected in the fourth quarter of 2020. The corporate capital commitment for the transaction, subject to closing adjustments, is expected to be $64.3 million and the project is expected to contribute asset CAFD on a five-year average annual basis of approximately $8.5 million.

Purchase of CEG's Residual Interest in the Distributed Generation Partnerships and an Associated Contract Related to Renewable Energy Credits

On November 2, 2020 the Company acquired CEG’s residual interest in the Distributed Generation Partnerships (Partnerships) and a contract related to the monetization of renewable energy credits associated with assets within the Partnerships for $43.5 million. The Company now receives 100% of the cash flow to cash equity from the Partnerships. When providing fourth quarter 2020 results, the Company will now consolidate the Partnerships on its balance sheet. The Partnerships and the contract for renewable energy credits are expected to contribute asset CAFD on a five-year average annual basis of approximately $5.3 million beginning January 1, 2021. The investment was funded through the recapitalization of the existing Distributed Generation HoldCo Partnerships non-recourse debt as described below.

Cash Equity Partnership Offer in a 1.6 GW Portfolio from CEG

On October 2, 2020, CEG offered the Company an opportunity to enter into partnership arrangements alongside a third-party equity investor, which will, at close, own a 100% cash equity interest in a portfolio that will include (i) 1,204 MW from six geographically diversified wind, solar and solar plus storage assets expected to reach COD between the fourth quarter of 2020 and the fourth quarter of 2022 and ii) CEG's remaining cash equity interest in Mesquite Star Pledgor LLC, which owns the Mesquite Star wind project, a 419 MW utility scale wind facility that reached COD in June 2020. Approximately 90% of the portfolio's output is contracted with primarily investment grade counterparties and has a greater than 14 year blended average contract length. The Company’s ownership stake in the contemplated partnership is subject to further negotiation but is expected to be approximately 50% for all but Daggett Solar, with the Company acting as managing member for the applicable partnerships. The potential corporate capital commitment for the transaction is expected to be in the range of $230-240 million. The investment is subject to negotiation, both with CEG and the third-party equity investor, and the review and approval by the Company’s Independent Directors.

The assets that would be included in the partnership opportunity include:

Asset	Project Type	MW4	State	Est. COD
Additional Interest in Mesquite Star	Utility Wind	419	TX	Operating
Rosamond Central	Solar	192	CA	4Q20
Mesquite Sky	Utility Wind	345	TX	2021
Black Rock	Utility Wind	110	WV	2021
Waiawa	Solar/Storage	36	HI	2022
Mililani	Solar/Storage	29	HI	2022
Daggett Solar	Solar/Storage	482	CA	2022

Right of First Offer (ROFO) Agreement Amendment

On November 2, 2020, the CEG ROFO Agreement was amended to (i) add the assets comprising the cash equity partnership offer from CEG to the ROFO pipeline (ii) memorialize as a ROFO asset the contract related to the monetization of renewable energy credits associated with assets within the Distributed Generation Partnerships; and (iii) extend the third-party negotiation periods for CEG's residual interest in Kawailoa and Oahu assets as well as the assets comprising the cash equity partnership offer from CEG to November 2, 2021.

Investment in Mesquite Star Wind Project

On September 1, 2020, the Company acquired an interest in Mesquite Star Pledgor LLC, which owns the Mesquite Star wind project, a 419 MW utility scale wind facility that reached COD in June 2020. A majority of the project’s output is backed by contracts with investment grade counterparties with a 12 year weighted average contract life. The Company invested $79 million in corporate capital to fund the transaction. The investment is structured such that the Company will receive 50% of the project’s cash flow through the first half of 2031, and then 22.5% of the project's cash flow thereafter. The project is expected to contribute asset CAFD on a five-year average annual basis of approximately $8.3 million beginning January 1, 2021. The investment was funded with existing liquidity.
4 MW capacity is subject to change prior to COD; excludes 395 MW/1,580 MWh of co-located storage assets at Daggett, Waiawa, and Mililani

Binding Agreements to Acquire and Invest in a Portfolio of Renewable Energy Projects

On April 20, 2020 the Company announced it had entered into binding agreements with CEG that enables the Company to acquire and invest in a portfolio of renewable energy projects. The following projects were included in the drop-down:

•Remaining Interest in Repowering 1.0: The Company acquired this interest on May 11, 2020 for $70 million.
•Rattlesnake Wind: The Company signed agreements to acquire Rattlesnake Flat, LLC, which owns the Rattlesnake Wind Project, a 144 net MW wind facility located in Adams County, WA. The project has a 20-year power purchase agreement with Avista. Commercial operations and corporate capital funding for the project are expected to occur by the end of 2020.
•Pinnacle Wind Repowering: The Company, through an indirect subsidiary, agreed to enter into a new partnership with CEG to repower the Pinnacle Wind Project, a 55 net MW wind facility located in Mineral County, WV. In order to facilitate the repowering, the Company contributed its interests in the Pinnacle Wind Project to the partnership. The existing Pinnacle Wind power purchase agreements will continue to run through 2031. Commercial operations and corporate capital funding for the Pinnacle Wind Repowering Partnership are expected to occur in the second half of 2021.

The agreements commit the Company to invest, at closing, an estimated $241 million in corporate capital, subject to closing adjustments. The investment at commercial operations excludes, subject to closing adjustments, an additional $27 million payment in 2031 at the Pinnacle Wind Repowering Partnership. The transactions are expected to have a five-year average annual asset CAFD of approximately $23 million prior to corporate financing costs.

Financing Update

Class C Common Stock ATM Program

During the third quarter of 2020 the Company raised net proceeds of approximately $24 million through the sale of 940,790 shares of Class C common stock under the Company's ATM program. The proceeds raised were inclusive of cash settlements that were received after the end of the third quarter.

Utah Solar Master Holdings, LLC Refinancing

On September 1, 2020, Utah Solar Holdings, LLC, or Utah Solar, entered into a financing arrangement, which included the issuance of approximately $296 million in senior secured notes supported by the Company’s interest in the Utah projects (Four Brothers, Granite Mountain and Iron Springs, previously defined as the Utah Solar Portfolio). The notes bear interest at 3.59% per annum and mature on December 31, 2036. The proceeds from the issuance were utilized to repay existing debt outstanding of approximately $247 million for the Utah projects and to unwind the related interest rate swaps in the amount of $33 million. The remaining proceeds were utilized to pay related fees and expenses, with the remaining $9 million distributed to the Company.

NIMH Solar LLC Refinancing

On September 30, 2020, NIMH Solar LLC, a wholly-owned subsidiary of Clearway Energy Operating LLC, entered into a financing arrangement, which included the issuance of $193 million under a term loan facility, as well as $16 million in letters of credit in support of debt service and project obligations. The term loan bears annual interest rate of LIBOR, plus an applicable margin, which is 2.00% per annum through the third party anniversary of closing, and 2.125% per annum thereafter through the maturity date in September 2024. The term loans mature on September 30, 2024. The proceeds from the term loan were utilized to repay existing project-level debt outstanding for Alpine, Blythe and Roadrunner of $117 million, $14 million and $27 million, respectively. The remaining proceeds were utilized to pay related fees and expenses and, along with existing project level cash, provided a distribution to the Company of $45 million. Concurrent with the refinancing, the Alpine, Blythe and Roadrunner projects were transferred under NIMH Solar LLC and the obligations under the financing arrangement are supported by the Company’s interests in the projects.

Distributed Generation Partnerships Refinancing

On November 2, 2020, DG-CS Master Borrower LLC, a wholly owned subsidiary of Clearway Energy Operating LLC, entered into a financing arrangement, which included the issuance of a $467 million term loan, as well as $30 million in letters of credit in support of debt service. The notes bear interest at 3.51% and mature on September 30, 2040. The proceeds from the loan were utilized to repay existing project-level debt outstanding for Chestnut Borrower LLC, Renew Solar CS 4 Borrower LLC, DGPV 4 Borrower LLC and Puma Class B LLC of $107 million, $102 million, $92 million and $73 million respectively, unwind related interest rate swaps in the amount of $42 million and pay transaction fees of $9 million. Concurrent with this transaction and with the remaining $42 million in funds from the financing, the Company acquired CEG's residual interest in the Distributed Generation Partnerships and a contract to receive cash flows from renewable energy credits as described above.

Quarterly Dividend

On October 27, 2020, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.318 per share payable on December 15, 2020, to stockholders of record as of December 1, 2020.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource and volumetric sales of steam and chilled water at the Thermal segment. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;
•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Timing of distributions from unconsolidated affiliates

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

Financial Guidance and Pro Forma CAFD Outlook

The Company is reaffirming its 2020 full year CAFD guidance of $310 million.

The Company is initiating 2021 CAFD guidance of $325 million. Financial guidance factors in the financing updates described above, the contribution of committed growth investments based on the current expected closing timelines, changes in the business platform related to recurring costs, and potential impacts on Thermal volumes related to the COVID-19 pandemic. 2021 CAFD guidance does not factor in the timing of when CAFD is realized from new growth investments pursuant to 5-year averages beyond 2021 or the impact of future permanent capital formation.

Including the effects as described above, the Company is also updating its Pro Forma CAFD Outlook expectations to $345 million.

Financial guidance and the Pro Forma CAFD Outlook continue to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On November 5, 2020, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is a leading publicly-traded energy infrastructure investor focused on modern, sustainable and long-term contracted assets across North America. Clearway Energy’s environmentally-sound asset portfolio includes over 7,000 megawatts of wind, solar and natural gas-fired power generation facilities, as well as district energy systems. Through this diversified and contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding impacts related to COVID-19 or any other pandemic, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as the Company's Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts related to COVID-19 or any other pandemic, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, the Company's ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at its generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), the Company's ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, the Company's ability to acquire assets from GIP, Clearway Energy Group or third parties, the Company's ability to close drop down transactions, and the Company's ability to maintain and grow its quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, November 5, 2020, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities Exchange Commission.

# # #
Contacts:

Investors:                Media:
    Akil Marsh                Zadie Oleksiw
    investor.relations@clearwayenergy.com    media@clearwayenergy.com
    609-608-1500                202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Operating Revenues
Total operating revenues	$332	$296	$919	$797
Operating Costs and Expenses
Cost of operations	95	84	275	245
Depreciation, amortization and accretion	102	114	303	289
Impairment losses	—	—	—	19
General and administrative	9	7	30	20
Transaction and integration costs	1	—	2	2
Development costs	2	1	4	4
Total operating costs and expenses	209	206	614	579
Operating Income	123	90	305	218
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	19	38	22	52
Gain on sale of unconsolidated affiliate	—	—	49	—
Other income, net	—	2	2	6
Loss on debt extinguishment	(6)	—	(9)	(1)
Interest expense	(85)	(106)	(345)	(337)
Total other expense, net	(72)	(66)	(281)	(280)
Income (Loss) Before Income Taxes	51	24	24	(62)
Income tax expense (benefit)	9	(11)	13	(14)
Net Income (Loss)	42	35	11	(48)
Less: Income (loss) attributable to noncontrolling interests and redeemable interests	10	(4)	(39)	(43)
Net Income (Loss) Attributable to Clearway Energy, Inc.	$32	$39	$50	$(5)
Earnings (Losses) Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35	35
Weighted average number of Class C common shares outstanding - basic	81	73	80	73
Weighted average number of Class C common shares outstanding - diluted	81	75	80	73
Earnings (Losses) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.27	$0.36	$0.43	$(0.04)
Dividends Per Class A Common Share	$0.3125	$0.20	$0.7325	$0.60
Dividends Per Class C Common Share	$0.3125	$0.20	$0.7325	$0.60

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2020	2019	2020	2019
Net Income (Loss)	$42	$35	$11	$(48)
Other Comprehensive Income (Loss)
Unrealized gain (loss) on derivatives, net of income tax (benefit) expense of $(1), $0, $0, $0	8	(1)	—	2
Other comprehensive income (loss)	8	(1)	—	2
Comprehensive Income (Loss)	50	34	11	(46)
Less: Comprehensive income (loss) attributable to noncontrolling interests and redeemable interests	14	(4)	(39)	(42)
Comprehensive Income (Loss) Attributable to Clearway Energy, Inc.	$36	$38	$50	$(4)

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$359	$155
Restricted cash	178	262
Accounts receivable — trade	156	116
Accounts receivable — affiliate	—	2
Inventory	42	40
Prepayments and other current assets	38	33
Total current assets	773	608
Property, plant and equipment, net	6,165	6,063
Other Assets
Equity investments in affiliates	1,001	1,183
Intangible assets, net	1,371	1,428
Deferred income taxes	84	92
Right of use assets, net	256	223
Other non-current assets	75	103
Total other assets	2,787	3,029
Total Assets	$9,725	$9,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$361	$1,824
Accounts payable — trade	46	74
Accounts payable — affiliate	22	31
Derivative instruments	36	16
Accrued interest expense	48	41
Accrued expenses and other current liabilities	89	71
Total current liabilities	602	2,057
Other Liabilities
Long-term debt	6,357	4,956
Derivative instruments	150	76
Long-term lease liabilities	260	227
Other non-current liabilities	119	121
Total non-current liabilities	6,886	5,380
Total Liabilities	7,488	7,437
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 201,482,846 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,405,701, Class D 42,738,750) at September 30, 2020 and 198,819,999 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 78,742,854, Class D 42,738,750) at December 31, 2019	1	1
Additional paid-in capital	1,918	1,936
Accumulated deficit	(22)	(72)
Accumulated other comprehensive loss	(15)	(15)
Noncontrolling interest	355	413
Total Stockholders' Equity	2,237	2,263
Total Liabilities and Stockholders' Equity	$9,725	$9,700

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(In millions)	2020	2019
Cash Flows from Operating Activities
Net Income (Loss)	$11	$(48)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(22)	(52)
Distributions from unconsolidated affiliates	51	32
Depreciation, amortization and accretion	303	289
Amortization of financing costs and debt discounts	12	14
Amortization of intangibles and out-of-market contracts	67	52
Loss on debt extinguishment	9	1
Right-of-use asset amortization	1	5
Gain on sale of unconsolidated affiliate	(49)	—
Impairment losses	—	19
Changes in deferred income taxes	13	(14)
Changes in derivative instruments	63	101
Loss on disposal of asset components	(4)	5
Cash used in changes in other working capital
Changes in prepaid and accrued liabilities for tolling agreements	15	12
Changes in other working capital	(29)	(42)
Net Cash Provided by Operating Activities	441	374
Cash Flows from Investing Activities
Acquisitions	—	(100)
Acquisition of Drop Down Assets	(79)	(6)
Buyout of Wind TE Holdco noncontrolling interest	—	(19)
Consolidation of DGPV Holdco 3 LLC	17	—
Capital expenditures	(95)	(200)
Return of investment from unconsolidated affiliates	53	37
Investments in unconsolidated affiliates	(11)	(14)
Proceeds from sale of assets	90	—
Insurance proceeds	5	2
Net Cash Used in Investing Activities	(20)	(300)
Cash Flows from Financing Activities
Net contributions (distributions) from noncontrolling interests	147	(15)
Buyout of Repowering Partnership II LLC noncontrolling interest	(70)	—
Net proceeds from the issuance of common stock	58	—
Payments of dividends and distributions	(147)	(116)
Payments of debt issuance costs	(10)	(15)
Proceeds from the revolving credit facility	265	22
Payments for the revolving credit facility	(265)	(22)
Proceeds from the issuance of long-term debt	775	586
Payments for long-term debt	(1,054)	(700)
Net Cash Used in Financing Activities	(301)	(260)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	120	(186)
Cash, Cash Equivalents and Restricted Cash at beginning of period	417	583
Cash, Cash Equivalents and Restricted Cash at end of period	$537	$397

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2020
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
Balances at December 31, 2019	$—	$1	$1,936	$(72)	$(15)	$413	$2,263
Net loss	—	—	—	(29)	—	(78)	(107)
Unrealized loss on derivatives, net of tax	—	—	—	—	(6)	(6)	(12)
Contributions from CEG, non-cash	—	—	—	—	—	—	—
Contributions from CEG, cash	—	—	—	—	—	4	4
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	150	150
Net proceeds from the issuance of common stock under the ATM Program	—	—	10	—	—	—	10
Distributions to tax equity investors, non-cash	—	—	—	—	—	(2)	(2)
Common stock dividends and distributions to CEG	—	—	(24)	—	—	(18)	(42)
Balances at March 31, 2020	$—	$1	$1,922	$(101)	$(21)	$463	$2,264
Net income	—	—	—	47	—	29	76
Unrealized gain on derivatives, net of tax	—	—	—	—	2	2	4
Contributions from CEG, non-cash	—	—	—	—	—	8	8
Contributions from CEG, cash	—	—	—	—	—	2	2
Distributions to tax equity interests, net of contributions, cash	—	—	—	—	—	(3)	(3)
Consolidation of DGPV Holdco 3	—	—	—	—	—	(43)	(43)
Buyout of Repowering Partnership II LLC noncontrolling interest	—	—	—	—	—	(70)	(70)
Stock-based compensation	—	—	1	—	—	—	1
Non-cash adjustment for change in tax basis	—	—	7	—	—	—	7
Net proceeds from the issuance of common stock under the ATM Program	—	—	28	—	—	—	28
Common stock dividends and distributions to CEG	—	—	(24)	—	—	(18)	(42)
Balances at June 30, 2020	$—	$1	$1,934	$(54)	$(19)	$370	$2,232
Net income	—	—	—	32	—	10	42
Unrealized gain on derivatives, net of tax	—	—	—	—	4	4	8
Distributions to CEG, non-cash	—	—	—	—	—	(1)	(1)
Distributions to tax equity interests, net of contributions, cash.	—	—	—	—	—	(6)	(6)
Consolidation of DGPV Holdco 3	—	—	—	—	—	1	1
Mesquite Star Drop Down	—	—	—	—	—	4	4
Net proceeds from the issuance of common stock under the ATM Program	—	—	20	—	—	—	20
Common stock dividends and distributions to CEG	—	—	(36)	—	—	(27)	(63)
Balances at September 30, 2020	$—	$1	$1,918	$(22)	$(15)	$355	$2,237

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2019
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2018	$—	$1	$1,897	$(58)	$(18)	$402	$2,224
Net loss	—	—	—	(20)	—	(27)	(47)
Unrealized loss on derivatives, net of tax	—	—	—	—	(1)	(1)	(2)
Buyout of Wind TE Holdco noncontrolling interest	—	—	(5)	—	—	(14)	(19)
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	19	19
Contributions from CEG for Oahu Partnership, non-cash	—	—	—	—	—	12	12
Cumulative effect of change in the accounting principle	—	—	—	(2)	—	(1)	(3)
Common stock dividends and distributions to CEG	—	—	(22)	—	—	(17)	(39)
Balances at March 31, 2019	$—	$1	$1,870	$(80)	$(19)	$373	$2,145
Net loss	—	—	—	(24)	—	(12)	(36)
Unrealized gain on derivatives, net of tax	—	—	—	—	3	2	5
Distributions to noncontrolling interests, net of contributions, cash	—	—	—	—	—	(30)	(30)
Contributions from CEG for Kawailoa, Repowering Partnerships, non-cash	—	—	—	—	—	6	6
Stock-based compensation	—	—	1	(1)	—	—	—
Non-cash adjustment for change in tax basis of assets	—	—	2	—	—	—	2
Common stock dividends and distributions to CEG	—	—	(21)	—	—	(17)	(38)
Balances at June 30, 2019	$—	$1	$1,852	$(105)	$(16)	$322	$2,054
Net income (loss)	—	—	—	39	—	(4)	35
Unrealized loss on derivatives, net of tax	—	—	—	—	(1)	—	(1)
Distributions to noncontrolling interests, net of contributions, cash	—	—	—	—	—	(4)	(4)
Contributions from CEG for Kawailoa, Repowering Partnerships, non-cash	—	—	—	—	—	1	1
Stock-based compensation	—	—	1	—	—	—	1
Non-cash adjustment for change in tax basis of assets	—	—	(1)	—	—	—	(1)
Common stock dividends and distributions to CEG	—	—	(22)	—	—	(17)	(39)
Balances at September 30, 2019	$—	$1	$1,830	$(66)	$(17)	$298	$2,046

Appendix Table A-1: Three Months Ended September 30, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$48	$34	$1	$(41)	$42
Plus:
Income Tax Expense	—	—	—	9	9
Interest Expense, net	16	38	6	23	83
Depreciation, Amortization, and ARO	34	61	7	—	102
Contract Amortization	6	15	1	—	22
Loss on Debt Extinguishment	—	6	—	—	6
Transaction and integration costs	—	—	—	1	1
Other non-recurring charges	—	1	1	—	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	41	—	—	44
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$107	$196	$16	$(7)	$312

Appendix Table A-2: Three Months Ended September 30, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$41	$6	$5	$(17)	$35
Plus:
Income Tax Benefit	—	—	—	(11)	(11)
Interest Expense, net	13	63	5	23	104
Depreciation, Amortization, and ARO	26	80	7	—	113
Contract Amortization	1	16	1	—	18
Mark to Market (MtM) Losses on economic hedges	—	2	—	—	2
Other non-recurring charges	—	2	—	—	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	32	—	—	36
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$85	$201	$18	$(4)	$300

Appendix Table A-3: Nine Months Ended September 30, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$97	$(26)	$4	$(64)	$11
Plus:
Income Tax Expense	—	—	—	13	13
Interest Expense, net	68	189	16	70	343
Depreciation, Amortization, and ARO	100	182	21	—	303
Contract Amortization	18	46	2	—	66
Loss on Debt Extinguishment	—	6	—	3	9
Mark to Market (MtM) Losses on Economic Hedges	—	8	—	—	8
Transaction and Integration costs	—	—	—	2	2
Other Non-recurring Charges	—	1	2	(47)	(44)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	10	130	—	—	140
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	$293	$536	$45	$(21)	$853

Appendix Table A-4: Nine Months Ended September 30, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$97	$(70)	$(5)	$(70)	$(48)
Plus:
Income Tax Benefit	—	—	—	(14)	(14)
Interest Expense, net	44	210	13	65	332
Depreciation, Amortization, and ARO	76	193	20	—	289
Contract Amortization	4	46	2	—	52
Impairment Losses	—	—	19	—	19
Loss on Debt Extinguishment	—	1	—	—	1
Mark to Market (MtM) Losses on economic hedges	—	9	—	—	9
Transaction and Integration costs	—	—	—	2	2
Other Non-recurring Charges	(2)	4	1	1	4
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	11	110	—	—	121
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	$230	$503	$50	$(14)	$769

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Nine Months Ended
($ in millions)	9/30/20	9/30/19	9/30/20	9/30/19
Adjusted EBITDA	$312	$300	$853	$769
Cash interest paid	(91)	(68)	(238)	(221)
Changes in prepaid and accrued liabilities for tolling agreements	92	72	15	12
Adjustment to reflect Walnut Creek investment payments	—	—	—	(5)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(61)	(71)	(161)	(172)
Distributions from unconsolidated affiliates	41	10	51	32
Changes in working capital and other	(36)	(19)	(79)	(41)
Cash from Operating Activities	257	224	441	374
Changes in working capital and other	36	19	79	41
Development Expenses[5]	2	1	4	4
Return of investment from unconsolidated affiliates	30	20	53	37
Net contributions (to)/from non-controlling interest[6]	(7)	(1)	(10)	(1)
Maintenance capital expenditures[7]	(2)	(6)	(16)	(12)
Principal amortization of indebtedness[8]	(101)	(83)	(254)	(229)
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	(44)	3	(32)	18
Cash Available for Distribution	$171	$177	$265	$232

5 Primarily relates to Thermal Development Expenses
6 2020 excludes $152 million of contributions relating to funding of Repowering 1.0 Partnership; 2019 excludes $18 million of contributions related to funding of Oahu tax equity partnership
7 Net of allocated insurance proceeds
8 2020 excludes $260 million for the repayment of construction financing in connection with the Repowering 1.0 Partnership, $247 million for the refinancing of Utah Solar Portfolio, $158 million for the refinancing of Alpine, Blythe, and Roadrunner (NIMH Solar), and $135 million total consideration for the redemption of Corporate Notes; 2019 excludes $220 million for the redemption of Corporate Notes, $101 million repaid at Viento in connection with the Repowering Partnership, $22 million for revolver repayments and $3 million for refinancing of South Trent

Appendix Table A-6: Nine Months Ended September 30, 2020, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2020:

Nine Months Ended
($ in millions)	9/30/20
Sources:
Proceeds from the issuance of long-term debt	775
Net cash provided by operating activities	441
Proceeds from the revolving credit facility	265
Net contributions from non-controlling interests	147
Proceeds from sale of assets	90
Proceeds from the issuance of common stock	58
Return of investment from unconsolidated affiliates	53
Other net cash inflows	22

Uses:
Payments for long-term debt	(1,054)
Payments for the revolving credit facility	(265)
Payment of dividends and distributions	(147)
Capital expenditures	(95)
Acquisition of Drop Down Asset	(79)
Buyout of Repowering Partnership II LLC noncontrolling interest	(70)
Payments of debt issuance costs	(10)
Investments in unconsolidated affiliates	(11)

Change in total cash, cash equivalents, and restricted cash	$120

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2020 Full Year Guidance	2021 Full Year Guidance	Pro Forma CAFD Outlook
Net Income	$160	$150	$170
Income Tax Expense	30	30	30
Interest Expense, net	335	340	315
Depreciation, Amortization, and ARO Expense	455	510	510
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	140	90	90
Non-Cash Equity Compensation	—	5	5
Adjusted EBITDA	1,120	1,125	1,120
Cash interest paid	(325)	(325)	(306)
Changes in prepaid and accrued liabilities for tolling agreements	(1)	5	10
Adjustment to reflect sale-type lease[9]	—	(7)	6
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(218)	(143)	(141)
Cash distributions from unconsolidated affiliates[10]	125	95	96
Income Tax Payment	—	(1)	—
Cash from Operating Activities	701	749	785
Development Expense[11]	4	5	5
Net contributions to non-controlling interest[12]	(24)	(20)	(18)
Maintenance capital expenditures	(32)	(28)	(30)
Principal amortization of indebtedness	(339)	(381)	(397)
Cash Available for Distribution	$310	$325	$345
Add Back: Principal amortization of indebtedness	339	381	397
Adjusted Cash from Operations	649	706	742

9 Adjustment to reflect cash generated from sales-type lease projects
10 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
11 Primarily relates to Thermal Development Expenses
12 Includes tax equity proceeds and distributions to tax equity partners

Appendix Table A-8: Growth Investments 5 Year Average CAFD

($ in millions)	Dropdown Portfolio 5 Year Ave. - 2021-2025	Mesquite Star 5 Year Ave. - 2021-2025	Black Start 5 Year Ave. - 2021-2025	Langford 5 Year Ave. - 2021-2025	DG/SREC 5 Year Ave. - 2021-2025
Net Income	$4	$(1.1)	$—	$0.3	$4.6
Interest Expense, net	(4)	—	—	—	—
Depreciation, Amortization, and ARO Expense	8	—	—	5.2	—
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	—	8.0	—	—	—
Adjusted EBITDA	8	6.9	—	5.5	4.6
Cash interest paid	4	—	—	—	—
Adjustment to reflect sale-type lease	—	—	5	—	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	—	(6.9)	—	—	—
Cash distributions from unconsolidated affiliates	—	8.3	—	—	—
Cash from Operating Activities	12	8.3	5	5.5	4.6
Net distributions from non-controlling interest	8	—	—	3.0	0.7
Maintenance capital expenditures	1	—	—	—	—
Principal amortization of indebtedness	2	—	—	—	—
Estimated Cash Available for Distribution	$23	$8.3	$5	$8.5	$5.3

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

A non-GAAP measure, Cash Available for Distribution is defined as of September 30, 2020 as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that were not able to distribute project dividends prior to PG&E's emergence from bankruptcy on July 1, 2020 and subsequent release post-bankruptcy, cash receipts from notes receivable, cash distributions from noncontrolling interests, adjustments to reflect sales-type lease cash payments, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non-GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.